Exhibit 99.1
[Servotronics, Inc. Letterhead]

1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦  716-655-5990  ♦  FAX 716-655-6012

November 12, 2009                                                                                             SERVOTRONICS, INC. ANNOUNCES
THIRD QUARTER AND NINE MONTH RESULTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2009

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported a 37.7% increase in net income to $833,000 (or $0.43 per share Basic and $0.40 Diluted) on a 5.2% increase in revenues to $8,224,000 for the three month period ended September 30, 2009 as compared to net income of $605,000 (or $0.31 per share Basic, $0.29 per share Diluted) on revenues of $7,818,000 for the same three month period ended September 30, 2008. Net income for the nine month period ended September 30, 2009 was $1,668,000 (or $0.86 per share Basic, $0.81 per share Diluted) on revenues of $24,868,000. The comparable net income for the corresponding nine month period of 2008 was $2,046,000 (or $1.06 per share Basic, $0.96 per share Diluted) on revenues of $24,535,000.  The Company primarily attributes the period to period differences in net income to decreased sales at the Advanced Technology Group (ATG) offset by increased sales at the Consumer Products Group (CPG) in combination with significant gross margin vagaries as a result of product mix in the relevant periods.
The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.
The commercial aircraft and jetliner manufacturing segment of the Aerospace industry continues to be affected by the global recession.  However and as reported by certain economists, there are indications that the Country is in the early stages of a slow economic turnaround which requires additional time for validation and consensus.  There are Aerospace industry reports that reference the need for more fuel efficient aircraft and for replacement airliners that will have to be purchased as the aging domestic fleets retire airliners which are meeting and exceeding their life expectancies.  Also, there appears to be growing agreement that increasing globalization will accelerate the need for airliners throughout the world.
The U.S. Government programs that are being selected for substantial and sustaining support are not yet completely identified by the new U.S. Administration.  Therefore, Government procurements are expected to continue to be volatile and may result in significant period to period revenue fluctuations.  The Company’s marketing efforts continue to be enhanced by the ongoing product developments by both the ATG and CPG.  The Company recently expanded its capabilities in its continuing efforts to add product lines and resources to the Company’s inventory of skills and product offerings.  The Company’s many ATG products that are in a wide range of programs are expected to benefit the Company as a turnaround in the Aerospace industry becomes more apparent.  The CPG’s product developments have led to significant government procurements and the expansion of the CPG’s product line.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE AMEX